UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2006 (June 23, 2006)

BERRY PETROLEUM COMPANY

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	1-9735 (Commission File Number)	77-0079387 (IRS Employer Identification Number)

5201 TRUXTUN AVE., STE. 300, BAKERSFIELD, CA (Address of Principal Executive Offices)	93309 (Zip Code)

Registrant’s telephone number, including area code: (661) 616-3900

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into A Material Definitive Agreement

On June 23, 2006, Berry Petroleum Company (the “Company”) and Mr. Robert F. Heinemann entered into an Amended and Restated Employment Agreement effective as of June 23, 2006 (the “Amended and Restated Employment Agreement”) that amends and restates Mr. Heinemann’s existing employment agreement filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. The Amended and Restated Employment Agreement extends the term of Mr. Heinemann's employment until January 31, 2010 and provides that the Company may annually elect to extend the term for an additional year by giving two years prior notice. It provides for an annual salary of $500,000 and for eligibility for a discretionary annual bonus with a target of 100% of the base salary, provided that the bonus may range from 50% to 200% of the base salary and in certain circumstances may be less. The Amended and Restated Employment Agreement further provides for a grant of restricted stock units representing 161,300 shares of common stock which shall vest on January 31, 2010 assuming Mr. Heinemann's continuing service as CEO on that date. In the event the Company terminates Mr. Heinemann’s employment without cause, or Mr. Heinemann terminates employment for good reason, Mr. Heinemann will be entitled to severance in an amount equal to two times his (1) annual base salary, (2) highest annual bonus in the last two years, and (3) the then maximum annual Company matching contribution to the Company's 401(k) plan, plus certain other benefits for a two year period. Mr. Heinemann 's unvested stock options and restricted stock units will also fully vest upon such an event, and he will have additional time to exercise stock options granted under the Company’s 1994 Stock Option Plan. In the event the Company terminates Mr. Heinemann’s employment without cause, or Mr. Heinemann terminates employment for good reason within two years after (or in certain cases within six months before) a change in control, as defined, Mr. Heinemann will be entitled to the above benefits with respect to his stock options and restricted stock units, and enhanced severance representing a three times multiple of the above payment base, and continuing other benefits for periods of approximately three years. The Company also agrees to pay Mr. Heinemann for any taxes on “parachute payments” imposed as a result of the foregoing benefits. If Mr. Heinemann resigns or if the Company terminates his employment for cause, Mr. Heinemann is not eligible for any separation benefits and will forfeit all unvested stock options and restricted share units when his employment ends. The independent Directors acted unanimously to approve the Amended and Restated Employment Agreement, including the current restricted stock unit grant, upon the recommendation of the Compensation Committee, and as an inducement and incentive to Mr. Heinemann to continue in his employment with the Company. A copy of the Amended and Restated Employment Agreement is attached as Exhibit 99.1 and is incorporated herein by reference.

On June 23, 2006, pursuant to the terms of the Amended and Restated Employment Agreement, the Company entered into a Stock Award Agreement with Mr. Heinemann. The Stock Award Agreement provides for the grant of stock units described above. A copy of Mr. Heinemann’s Stock Award Agreement is attached as Exhibit 99.2 and is incorporated herein by reference.

On June 23, 2006, the Company approved an amendment to the Company’s Restated and Amended 1994 Stock Option Plan originally filed as Exhibit 4 to Form S-8 dated August 20, 2002. The first amendment to the Restated and Amended 1994 Stock Option Plan amended Section 6.2(c) to permit the Company to extend the exercisability of stock options beyond three months following termination of service. A copy of the first amendment to the Restated and Amended 1994 Stock Option Plan is attached as Exhibit 99.3 and incorporated herein by reference.

On June 23, 2006, the Company approved a revised form of Stock Award Agreement for restricted stock unit grants to be used for grants under the Company’s 2005 Equity Incentive Plan. The revised form of Stock Award Agreement clarifies certain provisions in the form relating to termination of service. The 2005 Equity Incentive Plan was submitted to the SEC on Form S-8 on July 29, 2005. An earlier version of the Stock Award Agreement form was filed on a Form 8-K on December 22, 2005. The form being filed herewith replaced the December 22, 2005 submittal. A copy of the form of Stock Award Agreement is attached as Exhibit 99.4 and incorporated herein by reference.

Item 1.02  Termination of A Material Definitive Agreement
On June 23, 2006, as a result of including certain terms and conditions, as amended, in the Amended and Restated Employment Agreement described in Item 1.01 above, the Salary Continuation Agreement dated as of June 16, 2004 by and between the Company and Mr. Heinemann (filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004) was terminated.

Item 7.01  Regulation FD Disclosure

On June 23, 2006, the Company distributed a news release stating that the Company had entered into an Amended and Restated Employment Agreement with Mr. Robert F. Heinemann.

The information in this Item 7.01 on Exhibit 99.5 is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits
Exhibit No.	Description

99.1 99.2 99.3 99.4 99.5
Amended and Restated Employment Agreement with Robert F. Heinemann
Stock Award Agreement with Robert F. Heinemann
Amendment to the Company’s 1994 Stock Option Plan
Berry Petroleum Company Form of Stock Award Agreement
News Release by Berry Petroleum Company dated June 23, 2006, titled "Berry Petroleum Enters into an Amended Employment Agreement with its President/CEO”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

BERRY PETROLEUM COMPANY
By:	/s/ Kenneth A. Olson
Kenneth A. Olson
Corporate Secretary

Date: June 26, 2006